UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No._)

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[   ]     Soliciting Material Pursuant to §240.14a-12

Great Southern Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GREAT SOUTHERN BANCORP, INC.
1451 E. Battlefield
Springfield, Missouri 65804
(417) 887-4400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 16, 2007

You are hereby notified and cordially invited to attend the Annual Meeting of Stockholders (the "Annual Meeting") of Great Southern Bancorp, Inc. ("Bancorp"), to be held at the Hilton Garden Inn, 19677 E. Jackson Drive, Independence, Missouri, on May 16, 2007, at 10:30 a.m., local time.

A proxy statement and proxy card for the Annual Meeting are enclosed. The Annual Meeting is for the purpose of considering and voting upon the following matters:

  The election of three directors, each for a term of three years;

  The ratification of the appointment of BKD, LLP as Bancorp's independent registered public accounting firm for the fiscal year ending December 31, 2007; and

  Such other matters as may properly come before the Annual Meeting, or any adjournments or postponements thereof.

Pursuant to the bylaws of Bancorp, the Board of Directors has fixed March 7, 2007 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only record holders of the common stock of Bancorp as of the close of business on that date will be entitled to vote at the Annual Meeting, or any adjournments or postponements thereof.

The Board of Directors of Bancorp unanimously recommends that you vote FOR the election of the nominees named in the accompanying proxy statement and FOR the ratification of the appointment of the independent registered public accounting firm.

Stockholders are encouraged to attend the Annual Meeting in person. If you are not able to do so and wish that your shares be voted, you are requested to complete, sign, date and return the enclosed proxy card in the postage prepaid envelope provided. You may revoke your proxy as indicated in the accompanying proxy statement at any time before it is voted. If your shares are held through a bank or broker, check your proxy card to see if you can also vote by telephone or via the internet.

By Order of the Board of Directors, /s/ William V. Turner William V. Turner Chairman of the Board

Springfield, Missouri
April 11, 2007

IMPORTANT: Whether or not you plan to attend the Annual Meeting, please complete, date and sign the enclosed proxy and mail it promptly in the enclosed return envelope in order to ensure the representation of your shares. Prompt return of the proxy card will help ensure the presence of a quorum and save Bancorp unnecessary expense.

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GREAT SOUTHERN BANCORP, INC.
1451 E. Battlefield
Springfield, Missouri 65804
(417) 887-4400

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 16, 2007

Solicitation of Proxies

This proxy statement is being furnished to stockholders of Great Southern Bancorp, Inc. ("Bancorp," "we," "us," "our") in connection with the solicitation by our Board of Directors of proxies to vote our common stock, $.01 par value per share ("Common Stock"), at our Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Hilton Garden Inn, 19677 E. Jackson Drive, Independence, Missouri, on May 16, 2007, at 10:30 a.m., local time, and at any and all adjournments or postponements thereof. The Notice of the Annual Meeting, a proxy card and our Annual Report to Stockholders for the fiscal year ended December 31, 2006 (the "Annual Report") accompany this proxy statement. Certain of the information in this proxy statement relates to Great Southern Bank ("Great Southern" or the "Bank"), a wholly owned subsidiary of Bancorp.

At the Annual Meeting, stockholders are being asked to consider and vote upon (i) the election of three directors of Bancorp and (ii) the ratification of the appointment of BKD, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007 (the "Independent Auditor Proposal").

Regardless of the number of shares of Common Stock owned, it is important that stockholders be represented by proxy or present in person at the Annual Meeting. Stockholders are requested to vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage paid envelope. Stockholders are urged to indicate their vote in the spaces provided on the proxy card. Proxies received pursuant to this solicitation will be voted in accordance with the directions given on the proxy card. Where no instructions are indicated, proxies will be voted OR the specific proposals presented in this proxy statement.

A proxy may be revoked by a stockholder at any time prior to its exercise by filing written notice of revocation with the Secretary of Bancorp at the above address, by delivering to Bancorp, at any time before the Annual Meeting, a duly executed proxy card bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself have the effect of revoking a properly executed proxy.

The cost of solicitation of proxies and of the Annual Meeting will be borne by Bancorp. In addition to the solicitation of proxies by mail, proxies may also be solicited personally or by telephone by directors, officers and other employees of Bancorp or Great Southern not specifically engaged or compensated for that purpose. Bancorp will also, upon request, reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to beneficial owners of the Common Stock.

The approximate date on which this proxy statement and the accompanying proxy card are first being sent to stockholders is April 13, 2007.

Voting

Bancorp's Board of Directors has fixed March 7, 2007 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, and any and all adjournments or postponements thereof. Only stockholders of record as of the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. The total number of shares of Common Stock outstanding on the Record Date was 13,687,696. These are the only securities of Bancorp entitled to vote at the Annual Meeting.

Each holder of the Common Stock is entitled to cast one vote for each share of Common Stock held on the Record Date on all matters, except that, pursuant to Section D of Article V of Bancorp's charter, any stockholder that beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the "Limit") is not entitled to vote shares in excess of the Limit.

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In order for any proposals considered at the Annual Meeting to be approved by stockholders, a quorum must be present. The holders of a majority of the shares of the Common Stock entitled to vote, present in person or represented by proxy at the meeting, will constitute a quorum. Abstentions and broker non-votes will be counted for purposes of determining a quorum. Shares in excess of the Limit, however, will not be considered present for purposes of determining a quorum. Directors will be elected by a plurality of the votes cast. Approval of the Independent Auditor Proposal requires the affirmative vote of a majority of the votes cast on the matter.

With regard to the election of directors, votes may be cast in favor or withheld. Votes that are withheld and broker non-votes will be excluded entirely from the vote and will have no effect on the election of directors. With regard to the Independent Auditor Proposal, stockholders may vote for or against this proposal or abstain from voting on this proposal. In determining the percentage of shares that have been affirmatively voted on the Independent Auditor Proposal, the affirmative votes will be measured against the aggregate votes for and against the proposal. Thus, abstentions and broker non-votes will have no effect on the Independent Auditor Proposal.

All shares of Common Stock represented at the Annual Meeting by proxies solicited hereunder will be voted in accordance with the specifications made by the stockholders executing the proxies. If a properly executed and unrevoked proxy solicited hereunder does not specify how the shares represented thereby are to be voted, the shares will be voted FOR the election as directors of the persons nominated by the Board of Directors and FOR the Independent Auditor Proposal, and in accordance with the discretion of the persons appointed proxy for the shares upon any other matters as may properly come before the Annual Meeting.

PROPOSAL I. ELECTION OF DIRECTORS

The number of directors constituting Bancorp's Board of Directors is currently seven. Bancorp's Board is divided into three classes. The term of office of one class of directors expires each year in rotation so that the class up for election at each annual meeting of stockholders serves for a three-year term. The terms of three of the present directors are expiring at the Annual Meeting.

The directors elected at the Annual Meeting will hold office for a three-year term expiring in 2010 or until their successors are elected and qualified. We expect that the other directors will continue in office for the remainder of their terms. The nominees for director have indicated that they are willing and able to serve as director if elected and have consented to being named as nominees in this proxy statement. If the nominees should for any reason become unavailable for election, it is intended that the proxies will be voted for the substitute nominees as shall be designated by the present Board of Directors, upon the recommendation of the Nominating Committee, unless the proxies direct otherwise.

Nominees to Serve a Three-Year Term Expiring at the 2010 Annual Meeting

William V. Turner, age 74, has served as the Chairman of the Board of Great Southern since 1974, Chief Executive Officer of Great Southern from 1974 to 2000, and President of Great Southern from 1974 to 1997. Mr. W. Turner has served in similar capacities with Bancorp since its formation in 1989. Mr. W. Turner has also served as Chairman of the Board and President of Great Southern Financial Corporation since its incorporation in 1974. Mr. W. Turner is the father of Joseph W. Turner, who is a Director and the Chief Executive Officer and President of Bancorp and Great Southern. Mr. W. Turner is also the father of Julie Turner Brown, who is a Director of Bancorp and Great Southern.

Julie Turner Brown, age 45, was first appointed a Director of Great Southern and Bancorp in 2002. Ms. Brown is an attorney and shareholder with the Springfield, Missouri law firm of Carnahan, Evans, Cantwell and Brown, P.C., having joined the firm in February 1996. Ms. Brown is active in local civic affairs, serving on the Boards of the Community Foundation of the Ozarks, and the Discovery Center of Springfield, among others. Ms. Brown is the daughter of William V. Turner, who is a Director and the Chairman of the Board of Bancorp and Great Southern, and the sister of Joseph W. Turner, who is a Director and the Chief Executive Officer and President of Bancorp and Great Southern.

Earl A. Steinert, Jr., age 70, was first appointed a Director of Great Southern and Bancorp in 2004. Mr. Steinert had been a practicing certified public accountant from 1962 until his retirement in 2006. He is co-owner of

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EAS Investment Enterprises Inc., which owns and operates two Hampton Inns and a Hampton Inn and Suites in Springfield, Missouri. He is also managing general partner/owner of Mid American Real Estate Partners, which owns and operates apartments. Mr. Steinert is a member of the American Institute of Certified Public Accountants and Missouri Society of CPAs. None of these entities are affiliated with Bancorp.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

Information with Respect to the Continuing Directors

In addition to the nominees proposed for re-election to the Bancorp Board of Directors, the following individuals are also members of the Bancorp Board, each serving for a term ending on the date of the annual meeting of stockholders in the year indicated. The principal occupation and business experience for the last five years and certain other information with respect to each continuing director of Bancorp is set forth below. The information concerning the continuing directors has been furnished by them to us.

Directors Serving a Three-Year Term Expiring at the 2008 Annual Meeting

William E. Barclay, age 77, was first elected a Director of Great Southern in 1975 and of Bancorp in 1989. Mr. Barclay is the founder and has served as President and/or Chairman of Auto-Magic Full Service Car Washes in Springfield, Missouri since 1962. Mr. Barclay also founded Barclay Love Oil Company in Springfield, Missouri in 1964, founded a chain of Ye Ole Buggy Bath Self-Service Car Washes in Springfield, Missouri in 1978 and opened a Jiffy Lube franchise in Springfield, Missouri in 1987. In 2004, Mr. Barclay sold the Auto-Magic and Jiffy Lube businesses and is now retired. None of these entities are affiliated with Bancorp.

Larry D. Frazier, age 69, was first elected a Director of Great Southern and of Bancorp in May 1992. Mr. Frazier was elected a Director of Great Southern Financial Corporation (a subsidiary of Great Southern) in 1976, where he served until his election as Director of Great Southern and Bancorp. Mr. Frazier is retired from White River Valley Electric Cooperative in Branson, Missouri, where he served as Chief Executive Officer from 1975 to 1998. Mr. Frazier also has served as President of Rural Missouri Cable T.V., Inc. since 1979. These entities are not affiliated with Bancorp.

Directors Serving a Three-Year Term Expiring at the 2009 Annual Meeting

Thomas J. Carlson, age 54, was first appointed a Director of Bancorp in January 2001. Mr. Carlson is an attorney and practiced law for 20 years. He is now engaged full-time in real estate development. His company, Carlson Gardner, Inc., builds affordable housing throughout Missouri. Mr. Carlson has also served on the Springfield City Council since 1983 and is currently in his seventh term as Mayor of the City of Springfield. None of these entities are affiliated with Bancorp.

Joseph W. Turner, age 42, joined Great Southern in 1991 and became an officer of Bancorp in 1995. Mr. J. Turner became a Director of Bancorp and Great Southern in 1997 and currently serves as President and Chief Executive Officer of Bancorp and Great Southern. Prior to joining Great Southern, Mr. J. Turner was an attorney with the Kansas City, Missouri law firm of Stinson, Mag and Fizzell. Mr. J. Turner is the son of William V. Turner, who is a Director and the Chairman of the Board of Bancorp and Great Southern. Mr. J. Turner is also the brother of Julie Turner Brown, who is a Director of Bancorp and Great Southern.

Director Independence

The Board of Directors of Bancorp has determined that Directors Barclay, Carlson, Frazier and Steinert are "independent directors," as that term is defined in Rule 4200 of the Marketplace Rules of the National Association of Securities Dealers, Inc. (the "NASD"). These directors constitute a majority of the Board.

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DIRECTORS MEETINGS AND COMMITTEES OF
THE BOARD OF DIRECTORS

Meetings of the Board and Committees of the Board

The Board of Directors of Bancorp meets monthly and may have additional special meetings upon the request of one third of the directors then in office (rounded up to the nearest whole number) or upon the request of the President. The Board of Directors of Bancorp is authorized to appoint various committees and has formed the Audit Committee, the Compensation Committee, the Stock Option Committee and the Nominating Committee. The Board of Directors has not formed any other committees. The Board of Directors of Bancorp held 12 meetings during fiscal 2006. During fiscal 2006, each of the directors attended 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which the director served.

The Audit Committee of Bancorp's Board of Directors is currently comprised of Directors Frazier (Chairman), Barclay, Carlson and Steinert, each of whom is "independent" as independence for audit committee members is defined in the NASD Marketplace Rules. The Board of Directors of Bancorp has determined that Director Steinert is an "audit committee financial expert," as defined in the rules of the Securities and Exchange Commission. The Audit Committee held nine meetings during fiscal 2006.

The Audit Committee operates under a written charter adopted by Bancorp=s Board of Directors, a copy of which is available on our website, at www.greatsouthernbank.com, by clicking "Investor Information" and then "Corporate Governance." The Audit Committee is appointed by Bancorp's Board of Directors to provide assistance to the Board in fulfilling its oversight responsibility relating to the integrity of our consolidated financial statements and the financial reporting processes, the systems of internal accounting and financial controls, compliance with legal and regulatory requirements, the independent registered public accounting firm's qualifications and independence, the performance of our internal audit function and independent registered public accounting firm and any other areas of potential financial risks as may be specified by the Board. The Audit Committee also is responsible for hiring, retaining and terminating Bancorp's independent registered public accounting firm.

Audit Committee Report. The Audit Committee Report included herein shall not be incorporated by reference into any filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, both as amended, notwithstanding the incorporation by reference of this proxy statement into any such filings. The Audit Committee of the Board of Directors of Bancorp has issued the following report with respect to the audited financial statements of Bancorp for the fiscal year ended December 31, 2006:

    The Audit Committee has reviewed and discussed with management Bancorp's fiscal 2006 audited financial statements;

    The Audit Committee has discussed with Bancorp's independent registered public accounting firm (BKD, LLP) the matters required to be discussed by Statement on Auditing Standards No. 61;

    The Audit Committee has received the written disclosures and letter from the independent registered public accounting firm required by Independence Standards Board No. 1 (which relates to the firm's independence from Bancorp and its related entities) and has discussed with the independent registered public accounting firm their independence from Bancorp; and

    Based on the review and discussions referred to in the items above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Bancorp's Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

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Submitted by the Audit Committee of the Board of Directors of Bancorp:

Larry D. Frazier
William E. Barclay
Thomas J. Carlson
Earl A. Steinert, Jr.

The Compensation Committee, which consists solely of independent directors, is currently comprised of Directors Barclay (Chairman), Frazier, Carlson and Steinert. The Compensation Committee is responsible for reviewing and evaluating executive compensation and administering our compensation and benefit programs. The Compensation Committee also is responsible for:

    reviewing from time to time our compensation plans and, if the Committee believes it to be appropriate, recommending that the Board amend these plans or adopt new plans;

    annually reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer's compensation, evaluating the Chief Executive Officer's performance in light of these goals and objectives and recommending to the Board the Chief Executive Officer's compensation level based on this evaluation;

    overseeing the evaluation of our management, and recommending to the Board the compensation for our executive officers and other key members of management. This includes evaluating performance following the end of incentive periods and recommending to the Board specific awards for executive officers;

    recommending to the Board the appropriate level of compensation and the appropriate mix of cash and equity compensation for directors;

    administering any benefit plan which the Board has determined should be administered by the Committee; and

    reviewing, monitoring and reporting to the Board, at least annually, on management development efforts to ensure a pool of candidates for adequate and orderly management succession.

The Compensation Committee operates under a formal written charter, a copy of which is available on our website, at www.greatsouthernbank.com, by clicking "Investor Information" and then "Corporate Governance." The members of the Compensation Committee are "independent directors," as that term is defined in the NASD Marketplace Rules. During 2006, the Compensation Committee met once.

The charter of the Compensation Committee does not specifically provide for delegation of any of the authorities or responsibilities of the committee. In setting the compensation of executive officers other than the Chief Executive Officer, the Compensation Committee considers the recommendations of the Chief Executive Officer.

The Stock Option Committee is currently comprised of Directors Carlson (Chairman), Barclay, Frazier and Steinert. The Stock Option Committee generally meets at least once per year (usually late in the third quarter or early in the fourth quarter) to consider stock option grants to officers and at other times during the year as necessary to consider proposals for the granting of stock options to employees. The Stock Option Committee met four times during 2006.

The Nominating Committee, which consists solely of independent directors, is currently comprised of Directors Barclay, Frazier, Carlson and Steinert. The Nominating Committee met once during 2006. The Nominating Committee is responsible for identifying and recommending director candidates to serve on the Board of Directors. Final approval of director nominees is determined by the full Board, based on the recommendation of the Nominating Committee. The Nominating Committee also is responsible for:

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    recommending to the Board the appropriate size of the Board and assist in identifying, interviewing and recruiting candidates for the Board;

    recommending candidates (including incumbents) for election and appointment to the Board of Directors, subject to the provisions set forth in Bancorp's charter and bylaws relating to the nomination or appointment of directors, based on the following criteria: business experience, education, integrity and reputation, independence, conflicts of interest, diversity, age, number of other directorships and commitments (including charitable organizations), tenure on the Board, attendance at Board and committee meetings, stock ownership, specialized knowledge (such as an understanding of banking, accounting, marketing, finance, regulation and public policy) and a commitment to Bancorp's communities and shared values, as well as overall experience in the context of the needs of the Board as a whole;

    reviewing nominations submitted by stockholders, which have been addressed to the Corporate Secretary, and which comply with the requirements of Bancorp's charter and bylaws. Nominations from stockholders will be considered and evaluated using the same criteria as all other nominations;

    annually recommending to the Board committee assignments and committee chairs on all committees of the Board, and recommend committee members to fill vacancies on committees as necessary; and

    performing any other duties or responsibilities expressly delegated to the Committee by the Board.

Pursuant to Bancorp's bylaws, nominations for directors by stockholders must be made in writing and delivered to the Secretary of Bancorp no earlier than 120 days prior to the meeting date and no later than 90 days prior to the meeting date. If, however, less than 100 days' notice of the date of the meeting is given or made to stockholders by public notice or mail, nominations must be received by Bancorp not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting was mailed or public announcement of the date of the meeting was first made. In addition to meeting the applicable deadline, nominations must be accompanied by certain information specified in Bancorp's bylaws.

The Nominating Committee operates under a formal written charter, a copy of which is available on our website, at www.greatsouthernbank.com, by clicking "Investor Information" and then "Corporate Governance."

Stockholder Communications with Directors

Stockholders may communicate with Bancorp's Board of Directors by writing to: William V. Turner, Chairman of the Board, Great Southern Bancorp, Inc., 1451 E. Battlefield, Springfield, Missouri 65804.

Board Member Attendance at Annual Stockholder Meetings

Although we do not have a formal policy regarding director attendance at annual stockholder meetings, directors are expected to attend these meetings absent extenuating circumstances. Every current director of Bancorp attended last year's annual meeting of stockholders.

Directors' Compensation

Directors of Bancorp receive a monthly fee of $750, which is the only compensation paid to directors by Bancorp, except for stock options which may be granted in the discretion of the Board of Directors under Bancorp's 2003 Stock Option and Incentive Plan. Directors of Great Southern receive a monthly fee of $1,750. The directors of Bancorp and the directors of the Bank are the same individuals. As the sole director of Great Southern Financial Corporation, a wholly owned subsidiary of the Bank, William V. Turner, the Chairman of the Board of Directors of Bancorp and Great Southern, receives a monthly fee of $600 for his service on that board. The directors of Bancorp and its subsidiaries are not paid any fees for committee service and are not reimbursed for their costs incurred in attending Board and committee meetings.

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The following table sets forth certain information regarding the compensation earned by or awarded to each director, who is not also a named executive officer, who served on Bancorp's Board of Directors in 2006. Compensation paid to Messrs. W. and J. Turner for their service as directors is reflected in the Summary Compensation Table under the "Salary" Column.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)

William E. Barclay	$30,000	$9,462(2)	---	$39,462
Julie Turner Brown	30,000	9,462(2)	---	39,462
Thomas J. Carlson	30,000	9,462(2)	---	39,462
Larry D. Frazier	30,000	9,462(2)	---	39,462
Earl A. Steinert	30,000	7,056(3)	---	37,056
_______________________
(1)	Amounts in the table represent the compensation cost of stock options recognized for 2006 for financial statement reporting purposes pursuant to Statement of Financial Accounting Standards No. 123R, "Share-Based Payment" ("FAS 123R"), and includes the cost attributable to grants made in 2006 and in prior years. The assumptions used in calculating these amounts are set forth in Note 18 of the Notes to Consolidated Financial Statements contained in Bancorp's Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission. As of December 31, 2006, total shares underlying stock options held by the directors were as follows: Mr. Barclay - 10,000 shares; Ms. Brown - 10,000 shares; Mr.Carlson - 10,000 shares; Mr. Frazier - 7,500 shares; and Mr. Steinert - 7,500 shares.
(2)	On August 20, 2003, each non-employee director was granted an option to purchase 10,000 shares (adjusted for the May 2004 two-for-one stock split in the form of a stock dividend) at a cost for FAS 123R purposes of $4.73 per share.
(3)	On March 17, 2004, Director Steinert was granted an option to purchase 10,000 shares (adjusted for the May 2004 two-for-one stock split in the form of a stock dividend) at a cost for FAS 123R purposes of $3.53 per share.

Indebtedness of Management and Transactions with Certain Related Persons

The charter of the Audit Committee of Bancorp's Board of Directors provides that the Audit Committee is to review and approve all related party transactions (defined as transactions requiring disclosure under Item 404 of Securities and Exchange Commission Regulation S-K) on a regular basis.

Great Southern, like many financial institutions, has from time to time extended loans to its officers, directors and employees, generally for the financing of their personal residences, at favorable interest rates. Generally, residential first mortgage loans and home equity lines of credit have been granted at interest rates equal to Great Southern's cost of funds. Residential first mortgage loans are subject to annual adjustments while home equity lines of credit are subject to monthly adjustments. Other than the interest rate, these loans have been made in the ordinary course of business, on substantially the same terms and collateral as those of comparable transactions prevailing at the time, and, in the opinion of management, do not involve more than the normal risk of collectibility or present other unfavorable features. All loans by Great Southern to its directors and executive officers are subject to regulations restricting loans and other transactions with affiliated persons of Great Southern. Great Southern may also grant loans to officers, directors and employees, their related interests and their immediate family members in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons which, in the opinion of management, do not involve more than the normal risk of collectibility or present other unfavorable features.

No directors, executive officers or their affiliates, had aggregate indebtedness to Great Southern on below market rate loans exceeding $120,000 at any time since January 1, 2006 except as noted below.

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Name	Position	Date of Loan	Largest Amount Outstanding Since 01/01/06	Balance as of 12/31/06	Interest Rate at 12/31/06	Type

Joseph W. Turner	CEO and President of Bancorp and Great Southern	07/28/06 08/28/00	$750,000 40,000	$746,630 ---	3.80% 3.99%	Home Mortgage Home Equity Line

Rex A. Copeland	Treasurer of Bancorp; Senior Vice President and CFO of Great Southern	06/01/00	154,399	149,853	3.74%	Home Mortgage

Steven G. Mitchem	Senior Vice President and Chief Lending Officer of Great Southern	05/10/06	570,000	354,475	3.99%	Home Mortgage

Larry A. Larimore	Secretary of Bancorp and Great Southern; Vice President of Great Southern	01/08/04 01/20/04	238,067 28,904	233,187 28,637	3.74% 3.99%	Home Mortgage Home Equity Line

Julie Turner Brown	Director	07/30/03 02/05/03	308,563 30,000	295,179 28,950	3.80% 3.99%	Home Mortgage Home Equity Line

Thomas J. Carlson	Director	07/01/03	268,807	263,065	3.74%	Home Mortgage

Gary D. Lewis	Former Vice President - Director of Commercial Lending of Great Southern	06/25/01 05/06/02	273,059 78,120	266,497 77,279	3.74% 3.99%	Home Mortgage Home Equity Line

The spouse of President and Chief Executive Joseph W. Turner is a member of the law firm of Lathrop & Gage, LC, which represents Great Southern in various matters. Fees paid to this firm during 2006 for services rendered to Great Southern totaled $455,915. Director Julie Turner Brown is a member of the law firm of Carnahan, Evans, Cantwell and Brown, P.C., which represents both Great Southern and Bancorp in corporate matters. Fees paid to this firm in 2006 for services rendered to Great Southern and Bancorp totaled $11,092.

Ann S. Turner, the wife of Chairman William V. Turner and the mother of President and Chief Executive Officer Joseph W. Turner and Director Julie Turner Brown, was Vice President and Business Development Manager of Great Southern Travel, a wholly owned subsidiary of Great Southern. Mrs. Turner retired in 2006. For 2006, Mrs. Turner was paid $13,333. In addition, a term life insurance premium of $85 was paid on her behalf and she received an employer 401(k) matching contribution of $533.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this section, we provide an overview and analysis of our compensation programs, the material compensation policy decisions we have made under those programs, and the material factors that we considered in making those decisions. Following this section, you will find a series of tables containing specific information about compensation paid or payable to the following individuals, whom we refer to as our "named executive officers":

    William V. Turner, Chairman of the Board of Directors of Bancorp and Great Southern;

    Joseph W. Turner, President and Chief Executive Officer of Bancorp and Great Southern;

    Rex A. Copeland, Treasurer of Bancorp and Senior Vice President and Chief Financial Officer of Great Southern;

    Steven G. Mitchem, Senior Vice President and Chief Lending Officer of Great Southern; and

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    Gary D. Lewis, former Vice President - Director of Commercial Lending of Great Southern. Mr. Lewis resigned from Great Southern in February 2007.

The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

Compensation Philosophy and Objectives

The Compensation Committee (the "Committee") of Bancorp's Board of Directors, which consists solely of independent directors, administers our compensation and benefit programs and determines the compensation of our senior management. The Committee is responsible for setting and administering the policies which govern executive compensation. The Committee has focused its evaluation of executive compensation on operating performance and the creation of stockholder value, with the intent of meeting the following objectives:

    maintain the financial strength, safety and soundness of Bancorp and Great Southern;
    reward and retain key personnel by compensating them at the middle to upper levels of compensation for comparable financial institutions;
    focus management on long term goals through long-term incentives;
    contain fixed costs by de-emphasizing fixed pay while emphasizing variable pay based on performance;
    provide fair, reasonable and competitive base salaries;
    provide the opportunity to earn additional compensation if Bancorp's stockholders experience long-term increases in the value of Bancorp stock; and
    emphasize long-term stock ownership of Bancorp stock by executive officers.

While the primary components of our compensation program are base salary, annual incentive bonus and long-term incentives in the form of stock options, the Committee also takes into account the full compensation package provided to the individual, including pension benefits, termination agreements, insurance, perquisities and other benefits. In structuring Mr. J. Turner's pay for 2006, the Committee reviewed several surveys of compensation paid to the chief executive officers of groups of publicly held financial institutions comparable to us in size and performance based in Missouri and throughout the Midwest.

Base Salaries

We provide the opportunity for our named executive officers and other executives to earn a competitive annual base salary. We do so in order to attract and retain an appropriate caliber of talent for the position, and to provide a base wage that is not subject to our performance risk. Our base salary levels reflect a combination of factors, including competitive pay levels, the executive's experience and tenure, our overall annual strategic plan for salary increases, the executive's individual performance, and changes in responsibility. We review salary levels annually to recognize these factors. We do not target base salary at any particular percentage of total compensation.

Each of Messrs. W. and J. Turner has an employment agreement with Bancorp. These agreements provide that the annual base salaries payable to Messrs. W. and J. Turner may be reduced only as part of an overall program, implemented prior to a change in control, applied uniformly and equitably to all members of our senior management. Since 2005, in recognition of the increased responsibilities assumed by Mr. J. Turner and at Mr. W. Turner's suggestion, Mr. W. Tuner's base annual salary has remained at $200,000 and he has waived his right to receive the annual cash bonus provided for under his employment agreement (discussed below under "-Bonuses"). Mr. J. Turner's base annual salary was increased from $215,000 to $220,000 for 2006, and to $228,000 for 2007. Since 2005, Mr. J. Turner has also received a higher bonus percentage than that provided for under his employment agreement (discussed below under "-Bonuses"). In setting the base salaries of the other executive officers, the Committee takes into account the responsibilities of the position and the experience level of the individual executive, as well as our financial performance. The evaluation of individual performance is an inherently subjective process.

Bonuses

Under their employment agreements, Messrs. W. and J. Turner are entitled to receive annual cash bonuses equal to one-half of one percent of Bancorp's pre-tax earnings. As discussed above, since 2005, Mr. W. Turner has

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waived his right to this bonus, and Mr. J. Turner has received an annual bonus equal to three-quarters of one percent of Bancorp's pre-tax earnings. Consequently, for 2006, Mr. W. Turner received no bonus and Mr. J. Turner received a bonus of $334,519.

For 2006, each of the executive officers other than Messrs. W. and J. Turner was eligible for a cash bonus under the Annual Incentive Bonus Plan of up to 15% of base annual salary, with up to one-half of this bonus based on the achievement of targeted growth in earnings per share and up to one-half of this bonus based on individual performance. The maximum targeted growth in earnings per share for 2006 was achieved, so the full amount of the company performance portion of the bonus was paid to the executive officers. Each executive officer also received an amount based on his individual performance during 2006. Bonuses paid for 2006 to the named executive officers are set forth in the Summary Compensation Table under the "Non-Equity Incentive Plan Compensation" column. For 2007, each executive officer other than Messrs. W. and J. Turner will again be eligible for a cash bonus under the Annual Incentive Bonus Plan of up to 15% of base annual salary, with up to one-half of this possible bonus payable if Bancorp achieves targeted growth in earnings per share and up to one-half of this possible bonus payable based on individual performance.

Stock Options

Stock options are an integral part of our executive compensation program. They are intended to encourage ownership and retention of Bancorp's stock by key employees as well as non-employee members of the Board of Directors. Through stock options, the objective of aligning key employees' long-term interests with those of stockholders may be met by providing key employees with the opportunity to build, through the achievement of corporate goals, a meaningful stake in Bancorp. In fiscal 2003, Bancorp's stockholders approved the 2003 Stock Option and Incentive Plan. Upon approval of the 2003 plan by stockholders, Bancorp's Board of Directors froze the 1997 Stock Option and Incentive Plan, which means that no new grants of awards will be made under that plan, but outstanding awards under the plan were not affected. The Stock Option Committee, consisting of Directors Frazier, Barclay, Carlson and Steinert, considers additional options each year as needed to attract and retain employees. These grants typically are made late in the third quarter or early in the fourth quarter of each year, though the Stock Option Committee retains discretion to grant options at any time during the year. Our senior management group provides recommendations to the Committee for option grants for rank and file employees. Mr. J. Turner provides recommendations to the Committee for grants to members of the senior management group other than himself. All options granted by the Committee are subject to ratification by the Board of Directors, which typically occurs on the same day as the Committee approval. We do not coordinate the timing of stock option grants with the release of material non-public information.

As required by plan, stock options have an exercise price that is equal to no less than the market value of Bancorp's common stock on the date of grant, which is the date on which the Board of Directors ratifies the approval of the grant by the Stock Option Committee To provide an incentive for a sustained increase in the value of our common stock, stock options granted to employees typically do not begin vesting until the second anniversary of the grant date, with 25% of the option vesting on that second anniversary date and 25% vesting on each anniversary date thereafter through the fifth anniversary date.

Retirement and Other Benefits

We participate in a multi-employer defined benefit pension plan covering all employees who have met minimum service requirements. Effective July 1, 2006, this plan was closed to new participants. Employees already in the plan will continue to accrue benefits. For information regarding benefits payable under this plan to the named executive officers, see "Pension Benefits."

We have a defined contribution retirement plan covering substantially all of our employees. During 2006, we matched 100% of the employee's contribution on the first 3% of the employee's compensation, and also matched 50% of the employee's contribution on the next 2% of the employee's compensation. Effective January 1, 2007, we match 100% of the employee's contribution on the first 4% of the employee's compensation, and also match 50% of the employee's contribution on the next 2% of the employee's compensation. Our matching contributions for 2006 under this plan to the named executive officers are reflected in the Summary Compensation Table under the "All Other Compensation" column.

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In July 1984, Great Southern purchased a key man insurance policy on the life of Mr. W. Turner. Great Southern is the owner of, and beneficiary under, this policy, which currently has a cash surrender value of approximately $345,000 and death benefit of approximately $466,000. Recognizing the benefits Great Southern received and would continue to receive from the earnings under the policy and the increase in its cash surrender value, in September 1997 (at the time of Mr. W. Turner's attainment of age 65, Great Southern's general retirement age), Great Southern's Board of Directors agreed to pay Mr. W. Turner monthly cash amounts totaling $25,000 per year, for ten years. The last of these payments is scheduled to be made in August 2007.

In addition to the term life insurance coverage maintained for nearly all employees (providing a maximum death benefit of $60,000), Great Southern maintains supplemental life insurance coverage for all personnel with an "officer" designation, which provides a death benefit ranging from $75,000 to $150,000, depending on the officer's salary. Each named executive officer has the maximum coverage ($150,000) under the supplemental life insurance benefit, and each named executive officer other than Mr. W. Turner (who does not have a term life insurance benefit) has the maximum coverage ($60,000) under the term life insurance benefit. Premiums paid on behalf of the named executive officers are reflected in the Summary Compensation Table under the "All Other Compensation" column. As part of its health insurance coverage, Great Southern also provides long-term disability coverage to all employees generally. Each of the named executive officers other than Mr. W. Turner (who does not participate in Great Southern's health insurance plan) is entitled to the maximum long-term disability benefit of $5,000 per month.

Perquisites and Other Personal Benefits

We provide the named executive officers with perquisites and other personal benefits that we and the Committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers. The incremental costs to us of providing these perquisites and other personal benefits for 2006 to the named executive officers for the fiscal year ended December 31, 2006, are included in the Summary Compensation Table under the "All Other Compensation" column.

Payments Upon Termination or Change in Control

Each of Messrs. W. and J. Turner has an employment agreement with Bancorp that provides for certain payments and benefits if their employment is terminated under certain scenarios, including, but not limited to, within the 12 months preceding, at the time of or within 24 months after a change in control. See "Employment Agreements." These employment agreements thus requires a "double trigger" in order for any payments or benefits under the agreements to be provided to Messrs. W. or J. Turner in connection with or following a change in control - in other words, both a change in control and an involuntary termination of employment (which includes a voluntary termination by the executive following a material reduction in his or her duties, responsibilities or benefits) must occur. The purpose of providing the change in control payments and benefits is to attract and retain top level executives of the highest caliber and mitigate the risk to these executives that their employment will be involuntarily terminated in the event we are acquired. At the same time, the mere sale of our company will not automatically trigger a payout, as our intention is to induce the executive to remain employed following a change in control so long as the acquiring company so desires without a material reduction in the executive's duties, responsibilities or benefits. Each of the employment agreements with Messrs. W. and J. Turner contains a tax gross up provision which provides generally that if the executive receives payments or benefits in connection with a change in control, then to the extent such payments or benefits constitute "excess parachute payments" under Section 280G of the Internal Revenue Code, he or she generally will be paid an additional amount (referred to as a "gross up payment") that will offset, on an after tax basis, the effect of any excise tax consequently imposed on him or her under Section 4999 of the Internal Revenue Code. See "Tax Gross Up Agreements." The effects of Section 4999 generally are unpredictable and can have widely divergent and unexpected effects based on an executive's personal compensation history. Therefore, to provide an equal level of benefit without regard to the effects of the excise tax, we determined that Section 4999 gross up payments are appropriate for Messrs. W. and J. Turner.

We do not have employment or severance agreements with any of our other named executive officers. To mitigate the risk of loss of benefits to these officers if a change in control occurs, their unvested stock options (like the unvested stock options of all other employees) will vest in full upon a change in control.

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Other Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally eliminates the deductibility of compensation over $1 million paid to certain highly compensated executive officers of publicly held corporations, excluding certain qualified performance-based compensation.  The Committee has reviewed and will continue to review on an ongoing basis our executive compensation programs, and propose appropriate modifications to these programs, if the Committee deems them necessary, with a view toward implementing our compensation programs in a manner that avoids or minimizes any disallowance of tax deductions under Section 162(m). The Committee will balance these considerations against the need to be able to compensate executives in a manner commensurate with performance and the competitive environment for executive talent. Stock options, which are the only form of equity-based award currently provided to executive officers, automatically constitute qualified performance-based compensation, provided that certain plan content and grant procedure requirements are met. In addition, the employment agreements with Messrs. W. and J. Turner provide for mandatory deferral of compensation if necessary to ensure the tax deductibility by us.  See "Employment Agreements."

With our adoption, effective January 1, 2006, of FAS 123R, which requires the recognition of compensation expense for stock options, we do not expect the accounting treatment of differing forms of equity awards to vary significantly. Accordingly, accounting treatment is not expected to have a material effect on the selection of forms of equity compensation in the foreseeable future.

Role of Executive Officers in Determining Compensation

Our Chief Executive Officer, Mr. J. Turner, recommends to the Committee base salary, target bonus levels, actual bonus payments and stock option grants for executive officers (other than himself). Mr. J. Turner is not involved with any aspect of determining his own compensation.

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Summary Compensation Table

The following table sets forth information concerning the compensation paid to or earned by the named executive officers for 2006:

Name and Principal Position	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)	Option Awards $(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(6)	All Other Compensation ($)(7)	Total Compensation ($)

William V. Turner Chairman of the Board of Bancorp and Great Southern	2006	$237,200	$ ---	$ ---	$26,875	$ ---	$ ---	$188,658	$452,733

Joseph W. Turner Chief Executive Officer and President of Bancorp and Great Southern	2006	$232,555	$ ---	$ ---	$27,975	$334,519	$16,000	$54,284	$665,333

Rex A. Copeland Treasurer of Bancorp and Senior Vice President and Chief Financial Officer of Great Southern	2006	$164,600	$ ---	$ ---	$26,692	$22,248	$7,000	$7,493	$228,033

Steven G. Mitchem Chief Lending Officer of Great Southern	2006	$164,775	$ ---	$ ---	$26,396	$23,484	$34,000	$8,600	$257,255

Gary D. Lewis Former Vice President - Director of Commercial Lending of Great Southern(1)	2006	$151,313	$ ---	$ ---	$8,076	$26,389	$4,000	$8,139	$197,917

(1)	Mr. Lewis resigned from Great Southern in February 2007.
(2)	Includes directors' fees of $37,200 for Mr. W. Turner and $30,000 for Mr. J. Turner.
(3)	Bonus amounts are reported under the "Non-Equity Incentive Plan Compensation" column.
(4)	Reflects the dollar amounts recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with FAS 123R, of stock options granted to the named executive officers (disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions) and thus may include amounts from awards granted in and prior to 2006. The assumptions used in the calculation of these amounts are included in Note 18 of the Notes to Consolidated Financial Statements contained in Bancorp's Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission.
(5)	Represents incentive bonus award earned for 2006.
(6)	Represents the change during 2006 in the actuarial present value of the named executive officer's accumulated benefit under Great Southern's multi-employer defined benefit pension plan. The assumptions used for this calculation were the same as those used for the calculation of the present value of accumulated benefit in the table under "Pension Benefits."
(7)	For Messrs. W. and J. Turner, the amount in the table includes the aggregate incremental cost to Bancorp for 2006 of certain perquisites and other personal benefits provided to them, comprised of personal use of Great Southern's aircraft, payment of club dues, payments of the costs of an executive physical, use of tickets to various local sporting events and, in the case of Mr. W. Turner, personal use of a lake home and boat owned by Bancorp. For each of the other named executive officers, the aggregate incremental cost to Bancorp for 2006 of the perquisites and other personal benefits provided to them were less than $10,000; in accordance with the rules of the Securities and Exchange Commission, the amounts of these perquisites and other personal benefits are not included in the table. For each of Messrs. W. and J. Turner, the amount in the table also includes, and for each of the other named executive officers, the amount in the table is comprised of, the following: (a) company matching contributions under our 401(k) plan (Mr. W. Turner - $8,800, Mr. J. Turner - $8,800, Mr. R. Copeland - $7,078, Mr. S. Mitchem -

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$7,530, and Mr. Lewis - $7,743); (b) life insurance premiums paid by Great Southern for the benefit of Mr. W. Turner - $2,477, Mr. J. Turner - $421, Mr. R. Copeland - $415, Mr. S. Mitchem - $1,070 and Mr. Lewis - $396; and (c) annual benefit payments under our pension plan to Mr. W. Turner - $111,586. The amount for Mr. W. Turner also includes monthly payments totaling $25,000 for the year pursuant an arrangement whereby Great Southern agreed to pay Mr. W. Turner $25,000 per year for a ten-year period, commencing in September 1997. See "Compensation Discussion and Analysis-Retirement and Other Benefits."

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards to the named executive officers during 2006.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3)
Name	Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold ($)	Target ($)	Maximum ($)

William V. Turner	10/18/06	---	---	---	---	---	---	---	5,000	$30.66	$35,900
Total									5,000

Joseph W. Turner	n/a	$---	$---	$---	---	---	---	---	---	---	---
	10/18/06	---	---	---	---	---	---	---	9,600	$30.66	$68,928
Total									9,600

Rex A. Copeland	n/a	$---	$---	$24,720	---	---	---	---	---	---	---
	10/18/06	---	---	---	---	---	---	---	4,200	$30.66	$30,156
Total		$---	$---	$24,720					4,200

Steven G. Mitchem	n/a	$---	$---	$24,720	---	---	---	---	---	---	---
	10/18/06	---	---	---	---	---	---	---	4,200	$30.66	$30,156
Total		$---	$---	$24,720					4,200

Gary D. Lewis	n/a	$---	$---	$22,725	---	---	---	---	---	---	---
	10/18/06	---	---	---	---	---	---	---	2,000	$30.66	$14,360
Total		$---	$---	$22,725					2,000
________________________
(1)	Under their employment agreements, each of Messrs. W. and J. Turner are entitled to receive annual cash bonuses equal to one-half of one percent of Bancorp's pre-tax earnings. Since 2005, Mr. W. Turner has waived his right to this bonus, and Mr. J. Turner has been entitled to an annual bonus equal to three-quarters of one percent of Bancorp's pre-tax earnings. For 2006, each of the named executive officers other than Messrs. W. and J. Turner was eligible for a cash bonus under the Annual Incentive Bonus Plan of up to 15% of base annual salary, with up to one-half of this bonus based on the achievement of targeted growth in earnings per share and up to one-half of this bonus based on individual performance. See "Compensation Discussion and Analysis-Bonuses." The actual bonus amounts awarded to Messrs. J. Turner, Copeland, Mitchem and Lewis for 2006 are set forth in the Summary Compensation Table under the "Non-Equity Incentive Plan Compensation" column.
(2)	Represents a stock option grant under Bancorp's 2003 Stock Option and Incentive Plan that is scheduled to vest in 25% increments beginning October 18, 2008. Mr. Lewis forfeited his option upon termination of his employment in February 2007.

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(3)	Represents the grant date fair value of the award determined in accordance with FAS 123R. The assumptions used in calculating the grant date fair value of these awards are included in Note 18 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

Each of Messrs. W. and J. Turner has an employment agreement with Bancorp. For descriptions of these agreements, see "Employment Agreements."

Outstanding Equity Awards At December 31, 2006

The following table provides information regarding each unexercised stock option held by each of our named executive officers as of December 31, 2006:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

William V. Turner	15,000	---	---	20.0100	09/18/2007	---	---	---	---
	8,000	8,000(1)	---	20.1200	09/25/2013	---	---	---	---
	12,000	---	---	32.0700	09/22/2014	---	---	---	---
	12,000	---	---	30.3400	09/20/2015	---	---	---	---
	---	5,000(2)	---	30.6600	10/18/2016	---	---	---	---
Total	47,000	13,000	---			---	---	---	---

Joseph W. Turner	15,000	---	---	20.0100	09/18/2007	---	---	---	---
	8,000	8,000(3)	---	20.1200	09/25/2013	---	---	---	---
	12,000	---	---	32.0700	09/22/2014	---	---	---	---
	12,000	---	---	30.3400	09/20/2015	---	---	---	---
	---	9,600(4)	---	30.6600	12/19/2015	---	---	---	---
Total	47,000	17,600	---			---	---	---	---

Rex A. Copeland	5,000	---	---	9.0783	03/15/2010	---	---	---	---
	3,120	---	---	7.9220	09/20/2010	---	---	---	---
	6,000	---	---	12.8975	09/24/2011	---	---	---	---
	4,500	1,500(5)	---	18.1875	09/18/2012	---	---	---	---
	3,500	3,500(6)	---	20.1200	09/25/2013	---	---	---	---
	1,457	3,793(7)	---	32.0700	09/22/2014	---	---	---	---
	1,878	3,372(8)	---	30.3400	09/20/2015	---	---	---	---
	---	4,200(9)	---	30.6600	10/18/2016	---	---	---	---
Total	25,455	16,365	---			---	---	---	---

Steven G. Mitchem	1,200	---	---	12.9688	04/15/2008	---	---	---	---
	1,200	---	---	11.8908	01/20/2009	---	---	---	---
	5,000	---	---	7.9220	09/20/2010	---	---	---	---
	6,000	---	---	12.8975	09/24/2011	---	---	---	---
	4,500	1,500(10)	---	18.1875	09/18/2012	---	---	---	---
	3,500	3,500(11)	---	20.1200	09/25/2013	---	---	---	---
	1,457	3,793(12)	---	32.0700	09/22/2014	---	---	---	---
	1,878	3,372(13)	---	30.3400	09/20/2015	---	---	---	---
	---	4,200(14)	---	30.6600	10/18/2016	---	---	---	---
Total	24,735	16,365	---			---	---	---	---

Gary D. Lewis	---	375(15)	---	18.1875	09/18/2012(15)	---	---	---	---
	---	1,000(16)	---	20.1200	09/25/2013(16)	---	---	---	---
	2,250	---	---	32.0700	09/22/2014(17)	---	---	---	---
	79	2,171(18)	---	30.3400	09/20/2015(18)	---	---	---	---
	---	2,000(19)	---	30.6600	10/18/2016(19)	---	---	---	---
Total	2,329	5,546	---			---	---	---	---

_______________
(1)	Vesting schedule is as follows: 4,000 shares on September 25, 2005, 2006, 2007 and 2008.
(2)	Vesting schedule is as follows: 1,250 shares on October 18, 2008, 2009, 2010 and 2011.
(3)	Vesting schedule is as follows: 4,000 shares on September 25, 2005, 2006, 2007 and 2008.
(4)	Vesting schedule is as follows: 2,400 shares on October 18, 2008, 2009, 2010 and 2011.

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(5)	Vesting schedule is as follows: 1,500 shares on September 18, 2004, 2005, 2006 and 2007.
(6)	Vesting schedule is as follows: 1,750 shares on September 25, 2005, 2006, 2007 and 2008.
(7)	Vesting schedule is as follows: 891 shares on December 31, 2005, 566 shares on September 22, 2006, 1,169 shares on September 22, 2007 and 1,312 shares on September 22, 2008 and 2009.
(8)	Vesting schedule is as follows: 1,878 shares on December 31, 2005, 748 shares on September 20, 2008 and 1,312 shares on September 20, 2009 and 2010.
(9)	Vesting schedule is as follows: 1,050 shares on October 18, 2008, 2009, 2010 and 2011.
(10)	Vesting schedule is as follows: 1,500 shares on September 18, 2004, 2005, 2006 and 2007.
(11)	Vesting schedule is as follows: 1,750 shares on September 25, 2005, 2006, 2007 and 2008.
(12)	Vesting schedule is as follows: 1,148 shares on December 31, 2005, 309 shares on September 22, 2006, 1,169 shares on September 22, 2007 and 1,312 shares on September 22, 2008 and 2009.
(13)	Vesting schedule is as follows: 1,878 shares on December 31, 2005, 748 shares on September 20, 2008, and 1,312 shares on September 20, 2009 and 2010.
(14)	Vesting schedule is as follows: 1,050 shares on October 18, 2008, 2009, 2010 and 2011.
(15)	Originally scheduled to vest on September 18, 2007 but forfeited upon termination of employment in February 2007.
(16)	Originally, 500 shares were to vest on September 25, 2007 and 2008 but forfeited upon termination of employment in February 2007.
(17)	Option forfeited upon termination of employment in February 2007.
(18)	Originally unvested shares were to vest as follows: 484 shares on September 20, 2007, 563 shares on September 20, 2008 and 562 shares on September 20, 2009 and 2010. Option forfeited upon termination of employment in February 2007.
(19)	Originally, 500 shares were to vest on October 18, 2008, 2009, 2010 and 2011, but forfeited upon termination of employment in February 2007.

Option Exercises and Stock Vested

The following table sets forth information about stock options exercised during the year ended December 31, 2006 by each named executive officer:

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)

William V. Turner	15,000	$200,442
Joseph W. Turner	15,000	$212,292
Rex A. Copeland	0	$ ---
Steven G. Mitchem	0	$ ---
Gary D. Lewis	4,125	$ 54,445
________________
(1)	Represents amount realized upon exercise of stock options, based on the difference between the market value of the shares acquired at the time of exercise and the exercise price.

Pension Benefits

Great Southern participates in the Pentegra Financial Institutions Retirement Fund, a multi-employer comprehensive defined benefit pension plan. Effective July 1, 2006, this plan was closed to new participants. Employees already in the plan as of that date generally will continue to accrue benefits. Mr. W. Turner is no longer accruing additional benefits under the plan. A participant becomes fully vested after five years of service. The annual benefit for normal retirement (after attaining age 65) is calculated as follows:

(2% x # yrs. svc. prior to 07/01/06) + (1% x # yrs. svc. after 07/01/06) x "high-five average salary" = annual benefit

The "high-five average salary" refers to the participant's average annual salary for the five consecutive years of highest salary, provided that any increase in salary after July 1, 2006 will not be taken into account. A participant retiring with 28 years of service prior to July 1, 2006 and 2 years of service after July 1, 2006 and a high-five average salary of $150,000 would receive an annual benefit of $87,000 ((2% x 28) + (1% x 2) x $150,000).

A participant becomes eligible for early retirement at age 45, in which case the benefit otherwise payable beginning at age 65 is reduced by applying an early retirement factor based on his or her age when payments begin. The factor is determined by subtracting the following from 100%: 6% for each year between age 60 and 65, 4% for each year between age 55 and 60 and 3% for each year between age 45 and 55. If payments were to begin at age 55, the early retirement factor would be 50%. A participant taking early retirement at age 55 with 18 years of service prior to July 1, 2006 and 2 years of service after July 1, 2006 and a high-five average salary of $100,000 would receive an

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annual benefit of $19,000 ((2% x 18) + (1% x 2) x $100,000 x 50%). Mr. Mitchem is the only named executive officer currently eligible for early retirement under the pension plan.

The regular form of retirement benefit (whether normal or early) is guaranteed for the life of the participant, but not less than 120 monthly installments. If a retired participant dies before receiving 120 monthly installments, his or her beneficiary would be entitled to the present value of the unpaid installments in a lump sum (or in installments, at the election of the participant or his or her beneficiary). If a participant dies in active service after having become vested, his or her beneficiary is entitled to a lump sum death benefit equal to the present value of 120 monthly retirement benefit installments which would have been payable had the participant's retirement benefits commenced on the first day of the month after the month in which he or she died. Either the participant or his or her beneficiary may elect to have the active service death benefit paid in installments over a period of up to ten years or as a lifetime annuity.

The annual benefit under the pension plan is subject to Internal Revenue Service limits (generally $175,000 for 2006).

The following table sets forth information regarding benefits payable to the named executive officers under the pension plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

William V. Turner	Pentegra Retirement Fund	24	$1,156,000	$111,586
Joseph W. Turner	Pentegra Retirement Fund	14	104,000	---
Rex A. Copeland	Pentegra Retirement Fund	6	29,000	---
Steven G. Mitchem	Pentegra Retirement Fund	16	200,000	---
Gary D. Lewis	Pentegra Retirement Fund	5	15,000	---

The information contained in the table above was provided to us by Pentegra Retirement Services. The amounts shown for the present value of accumulated benefit were calculated by Pentegra Retirement Services assuming an age 65 retirement date, a discount rate of 7.75% and the 1994 Group Annuity Mortality table projected five years for post-retirement mortality.

Employment Agreements

Effective October 1, 2002, Messrs. W. and J. Turner (the "Employees") entered into new employment agreements with Bancorp (the "Employment Agreements"). Each Employment Agreement is for a five-year term and provides for an extension of one year, in addition to the then-remaining term under the agreement, on each October 1st, as long as (1) Bancorp has not notified the Employee at least 90 days in advance that the term will not be extended further and (2) the Employee has not received an unsatisfactory performance review by the Board of Directors of Bancorp or Great Southern. Pursuant to the most recent extensions, the term of each Employment Agreement ends September 30, 2011. The Employment Agreements provide for annual base salaries as determined from time to time by the Compensation Committee of the Board of Directors, subject to reduction only as part of an overall program, implemented prior to a change in control (as defined in the Employment Agreements), applied uniformly and equitably to all members of senior management. The Employment Agreements also provide for participation in benefit plans and the receipt of fringe benefits to the same extent as the other executive officers of Bancorp and Great Southern and equitable participation in any performance-based and discretionary bonuses awarded to the executive officers of Bancorp and Great Southern. In addition, each Employee is entitled to an annual bonus equal to one-half of one percent of Bancorp's pre-tax earnings for the year; for every year since 2005, Mr. W. Turner has waived his right to receive this bonus and, as a result, Mr. J. Turner has been entitled to a bonus under this provision equal to

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three-quarters of one percent of Bancorp's pre-tax earnings for the year. See "Compensation Discussion and Analysis-Bonuses."

Each Employment Agreement provides that if the Employee's employment is involuntarily terminated, then during the remaining term of the agreement he will be entitled to receive (1) on a monthly basis, 1/12th of his annual salary and 1/12th of the average annual amount of cash bonus and cash incentive compensation for the two full fiscal years preceding the date of termination, subject to reduction by the amount of the Employee's earned income during the applicable payout period; (2) substantially the same life and disability insurance coverage and health and dental benefits as he and his dependents and beneficiaries would have received if he had remained employed, subject to reduction to the extent he receives equivalent or better benefits from another employer (the "Post-Employment Group Health, Life and Disability Insurance Benefits"); and (3) if the involuntary termination occurs within the 12 months preceding, at the time of, or within 24 months after a change in control of Bancorp, a lump sum amount in cash equal to 299% of the Employee's "base amount" (as defined in Section 280G of the Internal Revenue Code).

The term "involuntary termination" is defined as termination of the Employee's employment by Bancorp or Great Southern (other than for cause, or due to death, disability or specified violations of law) without the Employee's consent or by the Employee following a material reduction of or interference with his duties, responsibilities or benefits without his consent. Each Employment Agreement provides that to the extent the Employee receives any amounts or benefits, whether under the Employment Agreement or otherwise, that will constitute "excess parachute payments" under Section 280G of the Internal Revenue Code and subject him to excise tax under Section 4999 of the Internal Revenue Code, he will be paid an additional amount that will offset the effect of any such excise tax.

Each Employment Agreement also provides that if the Employee dies while employed under the Employment Agreement, his estate or designated beneficiary will receive (1) the salary the Employee would have earned if he had remained employed through the 180th day after the date of his death; (2) the amounts of any benefits or awards which were earned with respect to the fiscal year in which the Employee died and the amount of any bonus or incentive compensation for that fiscal year, pro-rated in accordance with the portion of the fiscal year elapsed prior to his death; and (3) any unpaid deferred amounts described in the next paragraph.

Each Employment Agreement provides that to the extent the Employee's total compensation for any taxable year exceeds the greater of $1,000,000 or the maximum amount of compensation deductible by the Company under Section 162(m) of the Internal Revenue Code (the greater of these two amounts referred to below as the "maximum allowable amount"), the excess amount must be deferred, with interest (at an annual rate equal to the Federal short-term rate under Section 1274(d)(1) of the Internal Revenue Code, determined as of the last day of the calendar year in which the Employee's compensation is first not deductible under Section 162(m) of the Internal Revenue Code) compounded annually, to a taxable year in which the amount to be paid to the Employee in that year (including deferred amounts and interest) does not exceed the maximum allowable amount.

Potential Payments Upon Termination of Employment

Messrs. W. and J. Turner. The following tables summarize the approximate value of the termination payments and benefits that Messrs. W. and J. Turner would have received if their employment had been terminated on December 29, 2006 under the circumstances shown. The tables exclude (i) amounts accrued through December 29, 2006 that would be paid in the normal course of continued employment, such as accrued but unpaid salary and bonus amounts, (ii) vested account balances under Great Southern's 401(k) plan and (iii) vested account balances under our defined benefit pension plan, as described under "Pension Benefits."

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William V. Turner

Termination Scenario	Salary and Bonus Continuation ($)	Continuation of Group Health, Life and Disability Insurance Coverage ($)	Life Insurance Benefit ($)	Accelerated Vesting of Stock Options ($)	Payment of 299% of "Base Amount" ($)	Tax Gross Up Payment ($)

If termination for cause occurs	$---	$---	$---	$---	$---	$---

If voluntary termination (not constituting "involuntary termination" under Employment Agreement) occurs	$---	$---	$---	$---	$---	$---

If "involuntary termination" under Employment Agreement (not within 12 months prior to, at the time of or within 24 months after change in control) occurs	$1,428,192(1)	$---(2)	$---	$---	$---	$---

If "involuntary termination" under Employment Agreement occurs within 12 months prior to, at the time of or within 24 months after a change in control	$1,428,192(1)	$---(2)	$---	$75,120(3)	$1,179,973(4)	$1,125,531(5)

If termination occurs as a result of death	$100,000(6)	$---	$150,000(7)	$---	$---	$---
(1)	Represents the total salary and bonus continuation payments payable monthly to Mr. W. Turner under his employment agreement, as described under "Employment Agreements," for the remaining term of the agreement (i.e., through September 30, 2011, assuming Mr. W. Turner's employment were "involuntarily terminated" (as defined under "Employment Agreements") on December 29, 2006). The monthly payment amount would be $25,056. While the employment agreement provides for a reduction in the monthly payment amount to the extent of any income earned from providing services to another company during the payout period, the monthly payment amount in the preceding sentence and the present value of total payments shown in the table assumes no such reduction.
(2)	Although Mr. W. Turner's employment agreement provides that if his employment is involuntarily terminated, he will continue to receive through the remaining term of the agreement (i.e., through September 30, 2011, assuming an involuntary termination on December 29, 2006), at the same premium cost to him, substantially the same life and disability insurance coverage and health and dental benefits as he would have received had he remained employed, Mr. Turner was not receiving any such benefits on December 29, 2006. Consequently, no such benefits would be provided to him following termination of his employment.
(3)	Represents the value of acceleration of unvested stock options, based on the closing price of Bancorp's common stock on December 29, 2006 ($29.51) and the exercise prices of the options. All unvested options vest upon a change in control, regardless of whether Mr. W. Turner's employment is "involuntarily terminated."

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(4)	Represents the lump sum amount payable to Mr. W. Turner under his employment agreement in the event his employment is "involuntarily terminated" within the 12 months preceding, at the time of or within 24 months after a change in control of Bancorp, as described under "Employment Agreements."
(5)	Represents tax gross up payment payable to Mr. W. Turner under his employment agreement.
(6)	Represents the amount of Mr. W. Turner's salary that he would have earned had he remained employed by Bancorp through the 180th day after the date of death, payable to Mr. W. Turner's estate or designated beneficiary in accordance with his employment agreement.
(7)	Represents the death benefit payable under the supplemental life insurance policy maintained for Mr. W. Turner and other officers.

Joseph W. Turner

Termination Scenario	Salary and Bonus Continuation ($)	Continuation of Group Health, Life and Disability Insurance Coverage ($)	Life Insurance Benefit ($)	Accelerated Vesting of Stock Options ($)	Payment of 299% of "Base Amount" ($)	Tax Gross Up Payment ($)

If termination for cause occurs	$---	$---	$---	$---	$---	$---

If voluntary termination (not constituting "involuntary termination" under Employment Agreement) occurs	$---	$---	$---	$---	$---	$---

If "involuntary termination" under Employment Agreement (not within 12 months prior to, at the time of or within 24 months after change in control) occurs	$2,211,885(1)	$22,310(2)	$---	$---	$---	$---

If "involuntary termination" under Employment Agreement occurs within 12 months prior to, at the time of or within 24 months after a change in control	$2,211,885(1)	$23,310(2)	$---	$75,120(3)	$1,227,198(4)	$1,547,945(5)

If termination occurs as a result of death	$110,000(6)	$---	$210,000(7)	$---	$---	$---
(1)	Represents the total salary and bonus continuation payments payable monthly to Mr. J. Turner under his employment agreement, as described under "Employment Agreements," for the remaining term of the agreement (i.e., through September 30, 2011, assuming Mr. J. Turner's employment were "involuntarily terminated" (as defined under "Employment Agreements") on December 29, 2006). The monthly payment amount would be $38,805. While the employment agreement provides for a reduction in the monthly payment amount to the extent of any income earned from providing services to another company during the payout period, the monthly payment amount in the preceding sentence and the present value of total payments shown in the table assumes no such reduction.
(2)	Represents the approximate cost to Bancorp of providing the "Post-Employment Group Health, Life and Disability Insurance Benefits," described under "Employment Agreements," to which Mr. J. Turner would be entitled for the remaining term of his employment agreement (i.e., through September 30, 2011, assuming Mr. J. Turner's employment were terminated on December 29, 2006). Amount shown represents the aggregate share of the premium payments to be made by Bancorp, based on the monthly premium rates in effect on December 29, 2006. While the employment agreement provides for a reduction in these benefits to the extent Mr. J. Turner receives such

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benefits, on no less favorable terms, from another employer during the benefits continuation period, the amount shown in the table assumes no such reduction in benefits.
(3)	Represents the value of acceleration of unvested stock options, based on the closing price of Bancorp's common stock on December 29, 2006 ($29.51) and the exercise prices of the options. All unvested options vest upon a change in control, regardless of whether Mr. J. Turner's employment is "involuntarily terminated."
(4)	Represents the lump sum amount payable to Mr. J. Turner under his employment agreement in the event his employment is "involuntarily terminated" within the 12 months preceding, at the time of or within 24 months after a change in control of Bancorp, as described under "Employment Agreements."
(5)	Represents tax gross up payment payable to Mr. J. Turner under his employment agreement.
(6)	Represents the amount of Mr. J. Turner's salary that he would have earned had he remained employed by Bancorp through the 180th day after the date of death, payable to Mr. J. Turner's estate or designated beneficiary in accordance with his employment agreement.
(7)	Represents the aggregate death benefits payable under the supplemental life insurance coverage maintained for Mr. J. Turner and other officers ($150,000) and the term life insurance coverage maintained for all employees generally ($60,000).

Messrs. Copeland, Mitchem and Lewis. Neither Mr. Copeland nor Mr. Mitchem has and, prior to his termination of employment in February 2007, Mr. Lewis did not have, an employment or severance agreement with Bancorp or any of its subsidiaries. Each of Messrs. Copeland, Mitchem and Lewis held unvested stock options as of December 29, 2006, the vesting of which accelerates upon a change in control of Bancorp. If a change in control of Bancorp had occurred on December 29, 2006, the aggregate value that would have been realized by Messrs. Copeland, Mitchem and Lewis as a result of the accelerated vesting of these options (based on the closing price of Bancorp's common stock on December 29, 2006 ($29.51) and the exercise prices of the options) was $49,849, $49,849 and $13,636, respectively. Mr. Lewis forfeited his unvested options upon the termination of his employment. Great Southern maintains supplemental life insurance for Messrs. Copeland and Mitchem, along with other officers, and also maintained this coverage for Mr. Lewis prior to the termination of his employment. If Messrs. Copeland, Mitchem and Lewis were to have died on December 29, 2006, the death benefit payable for each officer under the supplemental life insurance coverage would have been $150,000. This is in addition to the term life insurance benefit generally available to all employees (which would have provided a death benefit of $60,000 for each of Messrs. Copeland, Mitchem and Lewis).

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained above with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee of Bancorp's Board of Directors:

William E. Barclay Thomas J. Carlson Larry D. Frazier Earl A. Steinert, Jr.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is a current or former officer or employee of Bancorp or any of Bancorp's subsidiaries. None of our executive officers has served on the board of directors or the compensation committee of any other entity that had an executive officer serving on Bancorp's Board of Directors or on the Compensation Committee of Bancorp's Board of Directors.

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PROPOSAL II. RATIFICATION OF THE APPOINTMENT OF
THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of Bancorp's Board of Directors has engaged the independent registered public accounting firm of BKD, LLP to audit Bancorp's financial statements for the 2007 fiscal year, subject to the ratification of the appointment by Bancorp's stockholders at the Annual Meeting. Representatives of BKD, LLP are expected to attend the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

During the fiscal years ended December 31, 2006 and 2005, BKD, LLP provided various audit, audit related and non-audit services to Bancorp. Set forth below are the aggregate fees billed for these services:

(a)	Audit Fees: Aggregate fees billed for professional services rendered for the audit of Bancorp's annual financial statements and reviews of financial statements included in Bancorp's Quarterly Reports on Form 10-Q and internal control attestations for those fiscal years: $250,434 - 2006; $280,120 - 2005.

(b)	Audit Related Fees: Aggregate fees billed for professional services rendered related to audits of employee benefit plans and consultation on accounting matters: $15,010 - 2006; $24,750 - 2005.
(c)	Tax Fees: Aggregate fees billed for professional services rendered related to tax compliance, tax advice and tax consultations: $16,725 - 2006; $19,905 - 2005.
(d)	All other fees: Aggregate fees billed for all other professional services, including regulatory compliance work and 401(k) plan administration: $26,510 - 2006; $18,365 - 2005.

The Audit Committee preapproves all audit and permissible non-audit services to be provided by BKD, LLP and the estimated fees for these services.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF BKD, LLP AS BANCORP'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.

PRINCIPAL STOCKHOLDERS AND STOCK HOLDINGS OF MANAGEMENT

The following table sets forth certain information, as of the Record Date, as to those persons believed by management to be beneficial owners of more than five percent of the outstanding shares of Common Stock. Persons, legal or natural, and groups beneficially owning in excess of five percent of the Common Stock are required to file certain reports regarding their ownership with Bancorp and with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Where appropriate, historical information set forth below is based on the most recent filing on behalf of the person with Bancorp. Other than those persons listed below, management is not aware of any person or group that beneficially owns more than five percent of the Common Stock as of the Record Date. Each beneficial owner listed has sole voting and dispositive power with respect to the shares of Common Stock reported, except as otherwise indicated.

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Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class

Joseph W. Turner c/o Great Southern Bancorp, Inc. 1451 E. Battlefield Springfield, MO 65804	1,762,748(2)	12.85%

Julie Turner Brown c/o Great Southern Bancorp, Inc. 1451 E. Battlefield Springfield, MO 65804	1,620,972(3)	11.84

Robert M. Mahoney Joyce B. Mahoney Tri-States Service Company 776 S. Augusta Drive Springfield, MO 65809	990,704(4)	7.24

Earl A. Steinert, Jr. 1736 E. Sunshine Springfield, MO 65804	857,000(5)	6.26
____________________
(1)	Due to the rules for determining beneficial ownership, the same securities may be attributed as being beneficially owned by more than one person. The holders may disclaim beneficial ownership of the included shares which are owned by or with family members, trusts or other entities. Under Rule 13d-3 under the Exchange Act, share amounts shown for Bancorp's officers and directors include shares that they may acquire upon the exercise of options that are exercisable at the Record Date or will become exercisable within 60 days after that date.
(2)	Includes 75,196 shares held jointly with Mr. J. Turner's wife, with whom Mr. J. Turner shares voting and dispositive power as to such shares (70,227 of which were pledged as collateral under margin loans), 32,000 shares which may be acquired through option exercises, 43,065 shares held by the Turner Family Foundation, a charitable foundation of which Mr. J. Turner, Ms. Julie Turner Brown, a Director of Bancorp, Mr. W. Turner, Bancorp's Chairman, and Mr. W. Turner's spouse are directors, and 1,566,024 shares held by the Turner Family Limited Partnership, of which Mr. J. Turner and Ms. Brown are the general partners; Mr. J. Turner, Ms. Brown, Mr. W. Turner and Mr. W. Turner's spouse share voting and dispositive powers over the 43,065 shares held by the Turner Family Foundation and Mr. J. Turner and Ms. Brown share voting and dispositive powers over the 1,566,024 shares held by the Turner Family Limited Partnership.
(3)	Includes 5,982 shares held jointly with Ms. Brown's husband, with whom Ms. Brown shares voting and dispositive power as to such shares, 5,000 shares which may be acquired through option exercises, 20 shares held in custodial accounts for Ms. Brown's minor children, 43,065 shares held by the Turner Family Foundation, a charitable foundation of which Ms. Brown, Mr. J. Turner, Mr. W. Turner and Mr. W. Turner's spouse are directors, and 1,566,024 shares held by the Turner Family Limited Partnership, of which Ms. Brown and Mr. J. Turner are the general partners; Ms. Brown and Mr. J. Turner share voting and dispositive powers over the 1,566,024 shares held by the Turner Family Limited Partnership and Ms. Brown, Mr. J. Turner, Mr. W. Turner and Mr. W. Turner's spouse share voting and dispositive powers over the 43,065 shares held by the Turner Family Foundation.
(4)	Robert M. Mahoney, Joyce B. Mahoney and Tri-States Service Company reported ownership of 972,368 shares in a Schedule 13D filed on July 3, 1997. The Schedule 13D was a joint filing pursuant to Rule 13d-1(k)(1) of the Exchange Act. Joyce B. Mahoney has sole voting and dispositive power as to all shares held by the Joyce Mahoney Trust. Tri-States Service Company disclaims beneficial ownership as to all shares. Robert M. Mahoney reports sole voting and dispositive power as to all shares held by the Robert Mahoney Trust and Tri-States Service Company. Robert M. Mahoney notified the Company that he has purchased and sold additional shares in subsequent years, reporting total ownership as Robert Mahoney Trust - 367,670 shares, Joyce Mahoney Trust - 431,734 shares and Tri-States Service Company - 191,300 shares.
(5)	Mr. Steinert has sole voting and dispositive power as to all 857,000 shares. Includes 2,500 shares which may be acquired through option exercises.

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Stock Ownership of Management

The following table sets forth information, as of the Record Date, as to the shares of Common Stock beneficially owned by the directors and nominees named under "Proposal I. Election of Directors" above, the named executive officers, and all directors and executive officers as a group. Each beneficial owner listed has sole voting and dispositive power with respect to the shares of Common Stock reported, except as otherwise indicated.

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Class

William V. Turner	554,329(2)	4.04%
Earl A. Steinert, Jr.	857,000(3)	6.26
Joseph W. Turner	1,762,748(4)	12.85
Larry D. Frazier	89,900(5)	0.66
William E. Barclay	19,533(6)	0.14
Julie Turner Brown	1,620,972(7)	11.84
Thomas J. Carlson	5,000(6)	0.04
Steven G. Mitchem	96,896(8)	0.71
Rex A. Copeland	32,886(9)	0.24
Gary D. Lewis	3,235(10)	0.02
Directors and Executive Officers as a Group (13 persons)	3,420,661(11)	24.68
_______________
(1)	Amounts include shares held directly, as well as shares held jointly with family members, in retirement accounts, in a fiduciary capacity, by certain family members, by certain related entities or by trusts of which the directors and executive officers are trustees or substantial beneficiaries, with respect to which shares the respective director or executive officer may be deemed to have sole or shared voting and/or dispositive powers. Under Rule 13d-3 of the Exchange Act, share amounts shown for Bancorp's officers and directors include shares that they may acquire upon the exercise of options that are exercisable at the Record Date or will become exercisable within 60 days after that date. Due to the rules for determining beneficial ownership, the same securities may be attributed as being beneficially owned by more than one person. The holders may disclaim beneficial ownership of the included shares which are owned by or with family members, trusts or other entities.
(2)	Includes 75,153 shares held by Mr. W. Turner's wife, of which Mr. W. Turner disclaims beneficial ownership, 47,000 shares which may be acquired through option exercises and 43,065 shares held by the Turner Family Foundation, a charitable foundation of which Mr. W. Turner, Mr. W. Turner's spouse, Mr. J. Turner and Ms. J. Brown are directors; Mr. W. Turner, Mr. W. Turner's spouse, Mr. J. Turner and Ms. Brown share voting and dispositive powers over the 43,065 shares held by the Turner Family Foundation. Not included in the shares beneficially owned by Mr. W. Turner are the 1,566,024 shares held by the Turner Family Limited Partnership. On September 30, 2004, in a transaction undertaken for estate planning purposes, each of Mr. W. Turner and his spouse transferred all of their respective general partnership units in the partnership to Mr. J. Turner and Ms. Brown in exchange for a portion of the limited partnership units held by Mr. J. Turner and Ms. Brown. Although, as a result of the exchange, Mr. J. Turner and Ms. Brown replaced Mr. W. Turner and his spouse as general partners, each family member's share of the partnership's capital account and profits did not substantially change and their economic interest in the shares of the Common Stock held by the partnership were not significantly affected by the exchange.
(3)	For a discussion of Mr. Steinert's ownership, see footnote 5 to the immediately preceding table.
(4)	For a discussion of Mr. J. Turner's ownership, see footnote 2 to the immediately preceding table.
(5)	Includes 2,500 shares which may be acquired through option exercises.
(6)	Includes 5,000 shares which may be acquired through option exercises.
(7)	For a discussion of Ms. Brown's ownership, see footnote 3 to the immediately preceding table.
(8)	Includes 24,735 shares which may be acquired through option exercises.
(9)	Includes 25,455 shares which may be acquired through option exercises and 5,520 shares pledged as collateral under a loan.
(10)	Includes 2,329 shares which may be acquired through option exercises. Mr. Lewis resigned from Great Southern in February 2007.
(11)	Includes an aggregate of 174,647 shares which may be acquired through option exercises by all directors and executive officers as a group.

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Bancorp's directors, its executive officers and persons who beneficially own more than ten percent of the Common Stock, to file reports detailing their ownership and changes of ownership in the Common Stock with the SEC and to furnish Bancorp with copies of all such ownership reports. Based solely on Bancorp's review of the copies of the ownership reports furnished to Bancorp, and written representations relative to the filing of certain forms, Bancorp is aware of: two late filings for William V. Turner for one transaction in October 2006 and one transaction in November 2006; two late filings for Joseph W. Turner for one transaction in October 2006 and one transaction in November 2006; one late filing for Steven G. Mitchem for one transaction in October 2006; three late filings for Larry A. Larimore for three transactions in October 2006; one late filing for Douglas W. Marrs for one transaction in October 2006; one late filing for Julie T. Brown for one transaction in November 2006; one late filing for William E. Barclay for one transaction in November 2006; one late filing for Rex A. Copeland for one transaction in October 2006; one late filing for Larry D. Frazier for one transaction in July 2006; two late filings for Linton J. Thomason for one transaction in October 2006 and one transaction in November 2006; and two late filings for Gary D. Lewis for two transactions in October 2006.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at Bancorp's next annual meeting must be received by the Secretary of Bancorp at the executive office of Bancorp, located at 1451 E. Battlefield Springfield, Missouri 65804, no later than December 15, 2007 to be eligible for inclusion in Bancorp's proxy statement and proxy card relating to the next annual meeting. Any such proposal will be subject to the requirements of the proxy rules adopted under the Exchange Act and, as with any stockholder proposal (regardless of whether included in Bancorp's proxy materials), Bancorp's charter and bylaws and applicable state law.

To be considered for presentation at the next annual meeting, but not for inclusion in Bancorp's proxy statement and proxy card for that meeting, proposals must be received at the executive office of Bancorp no later than February 16, 2008, and no earlier than January 17, 2008. If, however, the date of the next annual meeting is before April 26, 2008 or after July 15, 2008, proposals must instead be received by Bancorp by the later of the 90th day before the date of the next annual meeting or the tenth day following the day on which notice of the date of the next annual meeting is mailed or public announcement of the date of the next annual meeting is first made, and no earlier than the 120th day prior to the date of the next annual meeting. If a stockholder proposal that is received by Bancorp after the applicable deadline is voted on at the next annual meeting, the holders of the proxies for that meeting will have the discretion to vote on the proposal in accordance with their best judgment and discretion, without any discussion of the proposal in Bancorp's proxy statement for the next annual meeting.

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OTHER MATTERS

The Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than the proposals discussed in this proxy statement. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the holders of the proxies to vote the shares represented thereby on such matters in accordance with their best judgment.

The cost of solicitation of proxies will be borne by Bancorp. Bancorp will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Common Stock. In addition to solicitation by mail, directors, officers and other employees of Bancorp and/or Great Southern may solicit proxies personally or by telephone without additional compensation.

A COPY OF BANCORP'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2006, AS FILED WITH THE SEC, MAY BE OBTAINED FROM THE SEC'S WEBSITE, AT WWW.SEC.GOV, OR FROM GREAT SOUTHERN'S WEBSITE, AT WWW.GREATSOUTHERN BANK.COM.

By Order of the Board of Directors /s/ Larry Larimore Larry Larimore, Secretary

Springfield, Missouri
April 11, 2007

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

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PROXY
GREAT SOUTHERN BANCORP, INC.

PLEASE MARK VOTES AS IN THIS EXAMPLE
ANNUAL MEETING OF STOCKHOLDERS MAY 16, 2007
          The undersigned hereby revokes all proxies previously given with respect to all shares of common stock, $.01 par value, of Great Southern Bancorp, Inc. ("Bancorp") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Bancorp (the "Annual Meeting"), to be held at the Hilton Garden Inn, 19677 E. Jackson Drive, Independence, MO on May 16, 2007, at 10:30 a.m., local time, and appoints the official proxy committee of Bancorp, consisting of Joseph W. Turner, William E. Barclay, Larry D. Frazier and Thomas J. Carlson, each with full power of substitution, to act as attorneys-in-fact for the undersigned for the purpose of voting such stock at the Annual Meeting, and at any and all adjournments or postponements thereof, as fully and with the same effect as the undersigned might or could do if personally present as follows:

		For	With- hold	For All Except
1.	The election of three directors, each for a term of three years:
WILLIAM V. TURNER, JULIE T. BROWN AND EARL A. STEINERT, JR.
INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

		For	Against	Abstain
2.	The ratification of the appointment of BKD, LLP as Bancorp's independent registered public accounting firm for the fiscal year ending December 31, 2007.
PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING.
    The Board of Directors recommends a vote "FOR" the nominees and proposal listed above.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED HEREIN AND FOR THE RATIFICATION OF THE APPOINTMENT OF BKD, LLP. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

GREAT SOUTHERN BANCORP, INC.

          This Proxy may be revoked in the manner described in the proxy statement dated April 11, 2007. The undersigned acknowledges receipt from Bancorp, prior to the execution of this proxy, of the Notice of Annual Meeting, Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2006.

          Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
PLEASE ACT PROMPTLY
COMPLETE, SIGN, DATE AND MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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